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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 15 to Registration Statement No. 333-33365, on Form N-1A (the "Registration Statement") of our reports dated December 6, 2002 appearing in the Annual Report of the Seix Funds, Inc. (Comprising the Seix Core Bond Fund, Seix Intermediate Bond Fund, Seix High Yield Fund, and Seix Limited Duration Fund), and to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
February 27, 2003